SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

September 12, 2008
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-131875	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 12, 2008, Zion Oil & Gas Inc. (the “Company”) signed a drilling contract with Aladdin Middle East Ltd. (“AME”), a Delaware corporation with offices in Wichita, Kansas and in Ankara, Turkey, pursuant to which AME will be arranging for the transportation into Israel of its 2,000 horsepower rig to be used to conduct the drilling contemplated by the Company’s business plan. It is currently anticipated that the rig will arrive in Israel in November 2008. It is planned to use the rig initially for the re-entry and drilling of the Ma’anit Rehoboth #2 well.

The contract, which is based in large part on the International Association of Drilling Contractors Form Daywork Drilling Contract, provides for the well to be drilled on a daywork basis with payment to AME at the rate of $28,500 per drilling day, and other scheduled rates for non-operating days. The Company estimates that it will require 30 drilling days to reach the initial target depth of 4,700 meters on the Ma’anit Rehoboth #2 well and conduct logging activities, although there can be no assurance that this estimate is correct. The contract also provides for a mobilization and de-mobilization fee of $675,000 each. The contract provides for a payment of $300,000 upon execution on account of mobilization fees, with an additional $200,000 payable upon delivery of the rig to Israeli customs. In June 2008, the Company paid to AME an initial payment of $175,000 on account of mobilization fees. Demobilization fees are payable as follows: $506,250 at such time as operations on the Company’s final well are completed and $168,750 upon delivery of the rig to Israeli customs in anticipation of its departure from Israel; provided, that, in the event that AME enters into a drilling contract with another operator in Israel, then the demobilization fee will be reduced if and to the extent that AME receives funds from such other operator. As security for these and related fees, the contract provides that within 10 days after written notice by AME of the mobilization of the drilling rig, the Company is to provide for a letter of credit to AME in the amount of $675,000. The letter of credit is to be returned to the Company upon AME’s receipt of all amounts to which it is entitled under the contract. Under the contract, the letter of credit is only required on or after October 31, 2007. The contract also provides for termination fees of $1,225,000, less any amounts previously paid to AME under the contract, in the event the Company terminates the contract on or after October 15, 2008. In the event that AME is unable to mobilize the drilling rig by June 30, 2009, the Company is entitled to terminate the Contract without any further obligation or payment under the contract.

Under the contract, the Company is required to reimburse AME for customs duties and taxes that may be levied against AME by Israeli authorities in connection with the importation of the rig and the AME crews into Israel.

The commencement of the drilling program is subject to the receipt of various government permits and raising additional capital, whether through Zion’s current public offering of its units or otherwise. While the Company and AME are currently working toward obtaining the requisite permits, there can be no assurance that the necessary permits will be obtained by the time the rig arrives in Israel or within a time frame that will allow the Company to commence drilling once it has raised the needed funds. In addition, there can be no assurance that the Company will be successful in raising the capital needed to commence drilling.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the International Daywork Drilling Contract-Land attached hereto as Exhibit 10.1, which is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(d) Exhibits.

Exhibit No.	Description
10.1	International Daywork Drilling Contract – Land dated as of September 12, 2008 between Zion Oil & Gas, Inc. and Aladdin Middle East Ltd.
99.1	Press Release issued on September 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: September 16, 2008	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer